Exhibit 10.1

Employment Agreement

This Employment Agreement ("Agreement") is made effective as of March 27, 2026, by and between Invech Holdings, Inc. ("Employer"), of 1603 CAPITOL AVE, SUITE 413 PMB 1777, Cheyenne, Wyoming, 82001 and Alexander M. Woods-Leo ("Employee"), of 1603 CAPITOL AVE, SUITE 413 PMB 1777, Cheyenne, Wyoming, 82001.

(a) The Employer is engaged in the business of Software Holdings Company. The Employee will primarily perform the job duties at the following location: 1603 CAPITOL AVE, SUITE 413 PMB 1777, Cheyenne, Wyoming 82001.

(b) The Employer desires to have the services of the Employee.

Therefore, the parties agree as follows:

Employment.  The Employer shall employ the Employee as a(n) Chief Executive Officer. The Employee shall provide to the Employer duties as needed. The Employee accepts and agrees to such employment, and agrees to be subject to the general supervision, advice, and direction of the Employer and the Employer's supervisory personnel.

Best Efforts of Employee.  The Employee agrees to perform faithfully, industriously, and to the best of the Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Employer. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Employer may require from time to time.

Ownership of Social Media Agreements.  Any social media contacts, including "followers" or "friends," that are acquired through accounts (including, but not limited to, email addresses, blogs, X (Twitter), Facebook, YouTube, or other social media networks) used or created on behalf of the Employer are the property of the Employer.

Compensation.  As compensation for the services provided by the Employee under this Agreement, the Employer will pay the Employee an annual salary of $120,000.00 payable monthly on the first day of each month and subject to applicable federal, state, and local withholding. Upon termination of this Agreement, payments under this Paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid, and for any commission earned in accordance with the Employer's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and the Employer's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

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Commission Payments.  In addition to the payments under the preceding Paragraph, the Employer will make commission payments to the Employee based on 5% percent of Gross sales up to $150,000. This commission will be paid monthly on the tenth day of the following month. Upon request by the Employee, the Employer will make advances against expected commissions in accordance with the Employer's usual policies.

Accounting.  The Employer shall maintain records in sufficient detail for the purposes of determining the amount of the commission. The Employer shall provide to the Employee a written accounting that sets forth the manner in which the commission payment was calculated.

Right to Inspect.  The Employee, or the Employee's agent, shall have the right to inspect the Employer's records for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as the Employer may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by the Employer.

Death of the Employee.  If the Employee dies during the term of this Agreement, the Employee shall be entitled to payments or partial commission payments for the period ending with the date of the Employee's death.

Expense Reimbursement.  The Employer will reimburse the Employee for "out-of-pocket" expenses incurred by the Employee in accordance with the Employer's policies in effect from time to time.

Recommendations for Improving Operations.  The Employee shall provide the Employer with all information, suggestions, and recommendations regarding the Employer's business, of which the Employee has knowledge, that will be of benefit to the Employer.

Vacation.  The Employee shall be entitled to 10 days of paid vacation for each completed year of employment. Such vacation must be taken at a time mutually convenient to the Employer and the Employee and must be approved by the Employer. Requests for vacation shall be submitted to the Employee's immediate supervisor 1 day in advance of the requested beginning date. Compensation shall be $259 per hour of paid vacation.

The provisions of this vacation section are subject to change in accordance with the Employer policies in effect from time to time.

Sick Leave.  The Employee shall be entitled to 14 days paid time, due to illness or for personal business, for each year of employment, with the year to be measured using the Employee's starting date as the point of beginning. Unused sick leave benefits as of December 1 of each year may be converted into cash compensation at a rate of $500.00 per day. Sick leave may be accumulated from year to year up to a total of 4 days; excess amounts shall be forfeited.

If the Employee is unable to work for more than 24 hours because of sickness or total disability, and if the Employee's unused sick leave is insufficient for such period, a maximum of all of the Employee's unused vacation time shall be applied to such absence.

All requests for sick days off shall be made by the Employee in accordance with the Employer's policies in effect from time to time.

The provisions of this sick leave section are subject to change in accordance with the Employer policies in effect from time to time.

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Personal Leave.  The Employee shall be entitled to 14 days paid time, for personal business or due to illness, for each year of employment, with the year to be measured using the Employee's starting date as the point of beginning. Unused personal leave benefits as of June 1 of each year may be converted into cash compensation at a rate of $50.00 per hour. Personal leave may be accumulated from year to year up to a total of 7 days; excess amounts shall be forfeited.

If the Employee is unable to work for more than 1 day because of personal business, and if the Employee's unused personal leave is insufficient for such period, a maximum of all of the Employee's unused vacation time shall be applied to such absence.

All requests for personal days off shall be made by the Employee in accordance with the Employer's policies in effect from time to time.

The provisions of this personal leave section are subject to change in accordance with the Employer policies in effect from time to time.

Holidays.  The Employee shall be entitled to the following holidays with pay during each calendar year:

- New Year's Day

- Presidents Day

- Memorial Day

- 4th of July/Independence Day

- Labor Day

- Columbus Day/Indigenous Peoples' Day

- Veterans Day

- Thanksgiving Day

- Day after Thanksgiving

- Christmas Eve

- Christmas Day

- New Year's Eve

- March first every year

- November ninth every year

- February 20 every year

- April 12 every year

The provisions of this holiday section are subject to change in accordance with the Employer policies in effect from time to time.

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Insurance Benefits.  The Employee shall be entitled to insurance benefits, in accordance with the Employer's applicable insurance Agreement(s) and policies, and applicable state law. These benefits shall include:

- Health insurance

- Disability insurance

- Life insurance

The provisions of this insurance benefits section are subject to change in accordance with the Employer policies in effect from time to time.

Benefits.  The Employee shall be entitled to the following benefits:

- 401k 15% annual contribution according to regulations

- corporate travel per diem $100

- corporate phone credit $100 per month

- SIMPLE IRA (Savings Incentive Match Plan for Employees) 3% contribution starts 12 months after employment

- SECURE 2.0 Act Options (optional by employer)

- Corporate travel reimbursement

- Life insurance stipend $200 per month

- Stock Options

- Annual Bonus no less than 25% of base pay per year paid quarterly or annually at the companies discretion as such benefits are provided in accordance with the Employer policies in effect from time to time.

The Employee shall be able to participate in the Employer's pension plan in accordance with the plan's terms and the requirements of law.

Term.  The Employee's employment under this Agreement shall be for an unspecified term on an "at-will" basis.

Termination.  This Agreement may be terminated by the Employer upon 30 days written notice, and by the Employee upon 30 days written notice. If the Employer shall so terminate this Agreement, the Employee shall be entitled to compensation for 12 months beyond the termination date of such termination, unless the Employee is in violation of this Agreement. If the Employee is in violation of this Agreement, the Employer may terminate employment without notice and with compensation to the Employee only to the date of such termination. The compensation paid under this Agreement shall be the Employee's exclusive remedy.

Compliance with Employer's Rules.  The Employee agrees to comply with all of the rules and regulations of the Employer.

Return of Employer Property.  Upon termination of this Agreement, the Employee shall deliver to the Employer all property which is the Employer's property or related to the Employer's company (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by the Employee.

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Notices.  All notices required or permitted under this Employment Agreement shall be in writing and shall be deemed effective when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

The Employer:

Invech Holdings, Inc.

Alexander M. Woods-Leo

CEO

1603 CAPITOL AVE, SUITE 413 PMB 1777
Cheyenne, Wyoming 82001

The Employee:

Alexander M. Woods-Leo
1603 CAPITOL AVE, SUITE 413 PMB 1777
Cheyenne, Wyoming 82001

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

Alternative Dispute Resolution.  The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations among the parties. If the matter is not resolved by negotiation, the parties will resolve the dispute using the below Alternative Dispute Resolution ("ADR") procedure.

If any controversies, claims, or disputes arising out of or relating to this Agreement cannot be resolved through negotiation, the parties agree to try in good faith to settle the dispute by mediation in accordance with any statutory rules of mediation. If mediation is unavailable or unsuccessful in resolving the entire dispute, any outstanding issues will be submitted to final and binding arbitration under the rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. The arbitrator's award will be final, and any court with proper jurisdiction may enter judgment upon it. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter contained herein. No other promises, warranties, representations, agreements, or understandings, whether oral or written, exist concerning this subject matter. This Agreement supersedes any previous or simultaneous oral or written promises, warranties, representations, agreements, or conditions between the parties.

Amendment.  This Agreement may be modified, amended, or supplemented only if the changes are made in writing and signed by all parties.

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Severability.  If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid, illegal, or unenforceable, but that by limiting such provision, it will become valid, legal, and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

Waiver of Contractual Rights.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

Governing Law.  This Agreement shall be governed by the laws of Nevada.

Signatories.  This Agreement shall be signed by Alexander M. Woods-Leo, CEO on behalf of Invech Holdings, Inc., and by Alexander M. Woods-Leo in an individual capacity. This Agreement is effective as of the date first above written.

The Employer:

Alexander M. Woods-Leo, CEO

Date

Invech Holdings, Inc.

The Employee:

Alexander M. Woods-Leo

Date

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